Exhibit 10.31

FORM OF NON-CEG CHANGE IN CONTROL SEVERANCE AGREEMENTS

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”), dated as of                     , 200  , is made by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation, and                      (“Executive”).

WHEREAS the Company has determined that it is in the best interests of the Company and its shareholders to enter into agreements with certain Company executives regarding change in control severance benefits, and Executive has been selected by the Company to be covered by such an agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in the Agreement are provided in the last Section and elsewhere in the Agreement.

2. Term of Agreement. The Agreement shall commence on the date hereof and shall remain in effect until Executive attains age sixty-five (65); provided, however, that the Company may terminate the Agreement at any time other than during a Coverage Period:

(a) if, at any time after the date hereof other than during a Coverage Period, the Company gives Executive at least one (1) year advance written notice of termination; provided, however, that such notice shall have no effect if the proposed date of termination falls within a Coverage Period; and provided, further, that termination of the Agreement pursuant to such notice shall have no effect if (x) the notice of termination of the Agreement was given (i) at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in anticipation of a Change in Control, and (y) a Coverage Period commences within three (3) months after the proposed date of termination of the Agreement pursuant to such notice; or

(b) if, at any time after the date hereof other than during a Coverage Period, there is a reduction in Executive’s job authority, duties or responsibilities and if, within sixty (60) days after such reduction, the Chief Executive Officer of the Company determines that the Agreement will terminate; provided, however, that in no event may such termination take place if the proposed date of termination falls within a Coverage Period.

Notwithstanding the foregoing, any outstanding obligations of the Company and Executive hereunder arising from a termination of Executive’s employment shall survive the termination of the Agreement until such obligations have been fulfilled.

3. Company’s Covenants Summarized. In order to induce Executive to remain in the employ of the Company and in consideration of Executive’s covenants set forth in Section 4, the Company agrees, under the terms and conditions set forth herein, that, in the event Executive’s employment with the Company is terminated during a Coverage Period, the Company will provide Executive the benefits and pay Executive the amounts specified in Section 5.

4. Executive’s Covenants.

4.1 No-Raid. Executive agrees that, in the event Executive’s employment with the Company is terminated for any reason whatsoever, and as a result of such termination Executive is entitled to receive the Severance Benefits, Executive will not, for a period of one (1) year after the Date of Termination, employ or offer to employ, solicit, actively interfere with the Company’s or any Company affiliate’s relationship with, or attempt to divert or entice away, any officer of the Company or any Company affiliate.

4.2 Nondisclosure. During Executive’s employment with the Company and thereafter, Executive shall not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, other than (i) information that is generally known in the Company’s industry or acquired from public sources, (ii) as required in the course of such employment, (iii) as required by any court, supervisory authority, administrative agency or applicable law, or (iv) with the prior written consent of the Company.

5. Benefits and Rights upon Termination of Employment.

5.1 General Termination Rights and Benefits. If Executive’s employment by the Company is terminated for any reason (whether by the Company or Executive) during a Coverage Period, the Company shall pay to Executive the payments described in Subsections (a) and (b) below.

(a) Pre-Termination Benefits. The Company shall pay Executive’s base salary to Executive through the Date of Termination in accordance with the Company’s normal payment practices at the highest rate in effect during the sixty (60) day period preceding the date the Notice of Termination is given, together with all other compensation and benefits payable to Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

(b) Post-Termination Benefits. The Company shall pay Executive’s normal post-termination compensation and benefits to Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance, pension, welfare and other compensation or benefit plans, programs and arrangements.

5.2 Severance Benefits. In addition to the payments provided for by Section 5.1, but subject to Section 7.16, the Company shall pay to Executive the payments described in

Subsections (a) through (f) below (the “Severance Benefits”) upon termination of Executive’s employment with the Company during a Coverage Period, unless such termination is (i) by the Company for Cause, (ii) by reason of Executive’s death, (iii) after Executive attains age sixty-five (65) or (iv) by Executive without Good Reason.

(a) Lump-Sum Severance Payment. In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive a lump sum severance payment, in cash, equal to: (i) the Classification Factor (or, if less, the Retirement Factor) times the sum of (x) Executive’s Annual Base Salary and (y) Executive’s Annual Bonus; plus (ii) the Matching Amount, if any.

(b) Bonus.

(i) Termination Year Bonus. The Company shall pay to Executive a lump sum cash payment at a minimum equal to Executive’s Annual Bonus.

(ii) Preceding Fiscal Year Bonus. To the extent that as of the Date of Termination the Company has not yet determined and paid to Executive any incentive award to which Executive is entitled under any Company incentive plan or program with respect to the fiscal year preceding the Termination Year, the Company shall also pay to Executive a lump sum cash payment at a minimum equal to Executive’s Annual Bonus.

(iii) General. Any payment made to Executive under Section 5.2(b) shall be deemed to be a payment made in fulfillment of the Company’s then existing or future annual bonus obligations (whether payable in cash or in Company stock), if any, to Executive under any Company annual incentive compensation plan or program with respect to such fiscal years, including any portion of such bonus payable in the form of Company stock.

(iv) Deferral Option. If Executive so elects by notifying the Company in writing at least one (1) year prior to the Date of Termination, (x) all or a portion, as specified by Executive in such election notice, of the payment provided for by the foregoing provisions of Section 5.2(b), and (y) a portion of the lump-sum severance payment provided for by Section 5.2(a), as specified by Executive in the election notice, up to the product of the Classification Factor (or, if less, the Retirement Factor) and Executive’s Annual Bonus, shall not be paid to Executive, but instead shall be credited to an account established for Executive under the Deferred Compensation Plan. Such credited amount shall be administered in the same manner as amounts otherwise deferred under the Deferred Compensation Plan and shall be distributed to Executive at the time and in the manner specified in Executive’s election notice.

(c) Continued Welfare Benefits.

(i) Commencing on the Date of Termination and continuing thereafter for the number of months equal to the product of twelve (12) and the Classification Factor (or, if less, the Retirement Factor) (such period is referred to herein as the “Benefits Period”), the Company shall provide Executive with life insurance (including group term and supplemental executive life insurance), health insurance and long-term disability insurance benefits (“Welfare Benefits”) substantially similar in all respects to those which Executive was receiving immediately prior to the Notice of Termination. The receipt of such Welfare Benefits shall be conditioned upon Executive continuing to pay the premiums for such Welfare Benefits that Executive paid immediately prior to the Notice of Termination.

(ii) Benefits otherwise receivable by Executive pursuant to Section 5.2(c) (and the corresponding premium payments made by Executive therefor) shall be reduced to the extent substantially similar benefits are actually received by or made available to Executive by any other employer during the Benefits Period at a cost to Executive that is commensurate with the cost incurred by Executive immediately prior to the Notice of Termination; provided, however, that if Executive becomes employed by a new employer that maintains a medical plan that either (i) does not cover Executive or a family member or dependent with respect to a preexisting condition that was covered under the applicable Company medical plan, or (ii) does not cover Executive or a family member or dependent for a designated waiting period, Executive’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of (x) the end of the applicable period of noncoverage under the new employer’s plan and (y) the end of the Benefits Period. Executive agrees to report to the Company any coverage and benefits actually received by or made available to Executive from such other employer(s).

(iii) During the Benefits Period, Executive shall be entitled to elect to change Executive’s level of coverage and/or choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to Executive to the same extent that actively employed executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes the premiums paid by Executive for such Welfare Benefits shall reflect any cost increase or decrease that would actually be paid or received by an actively employed executive of the Company who made the same changes.

(iv) For purposes of Section 5.2(c), any measurement of Welfare Benefits, premium payments, or costs that is based on the Welfare Benefits, premium payments or costs that Executive was receiving, paying or incurring immediately prior to the Notice of Termination shall be determined without giving effect to any change thereto during the Coverage Period which constituted Good Reason pursuant to Section 8.20(e).

(v) To the extent that the Company is unable to provide Executive with any of the Welfare Benefits required by Section 5.2(c) under the Company’s benefit plans, the Company shall either (i) purchase such Welfare Benefits for Executive or (ii) to the extent that Executive is able to purchase such Welfare Benefits, pay to Executive a cash payment equal, on an after-tax basis taking into account any deductibility by Executive of premium payments made by Executive, to the cost thereof, in either case reduced by an amount equal to the premiums that Executive would have paid for such Welfare Benefits under the applicable Company benefit plans immediately prior to the Notice of Termination, as adjusted pursuant to Sections 5.2(c)(iii) and/or (iv) if applicable.

(vi) To the extent that the Welfare Benefits required to be provided to Executive pursuant to Section 5.2(c) are group health benefits within the meaning of Section 4980B of the Code, the Company may, in its discretion, unless Executive has elected or is eligible to elect coverage under a Company-sponsored retiree medical plan or plans that provide medical benefits substantially similar to the medical benefits Executive was receiving immediately prior to the Notice of Termination, provide such benefits (hereafter referred to as “COBRA Welfare Benefits”) to Executive during any portion of the Benefits Period that Executive is entitle to elect and receive continuation coverage (within the meaning of Section 4980B of the Code) with respect to such COBRA Welfare Benefits by (i) requiring Executive to elect continuation coverage with respect to such COBRA Welfare Benefits as the Company may designate and (ii) reimbursing Executive in cash, on an after-tax basis taking into account any deductibility by Executive of premium payments made by Executive, so that the net cost to Executive of receiving such COBRA Welfare Benefits is not in excess of the cost to Executive provided for by Section 5.2(c)(i), as adjusted pursuant to Sections 5.2(c)(iii) and/or (iv) if applicable.

(vii) If, as of the Date of Termination, Executive is eligible to elect coverage under a Company-sponsored retiree medical plan or plans that provide medical benefits substantially similar to the medical benefits Executive was receiving immediately prior to the Notice of Termination, the Company may, in its discretion, provide medical benefits to Executive pursuant to Section 5.2(c) by (i) requiring Executive to elect coverage under the Company’s retiree medical plan or plans, and (ii), to the extent, if any, that Executive’s retiree medical premiums exceed the premiums for Company medical benefits that Executive paid immediately prior to the Notice of Termination (as adjusted pursuant to section 5.2(c)(iv) if applicable), paying Executive in cash an amount equal to such difference, such payment to be made on an after-tax basis taking into account any deductibility by Executive of premium payments made by Executive.

(viii) If Executive elects retiree medical coverage on or prior to the Date of Termination and has a post-retirement medical account (“PRMA”) under a Company-sponsored post-retirement medical account plan (“PRMA Plan”) as of the Date of Termination, then the Company shall pay to Executive a lump sum amount in cash, on an after-tax basis taking into account any deductibility by Executive of premium payments made by Executive, equal to the difference between (1) the Adjusted PRMA Amount and (2) the Date of Termination PRMA Amount. For purposes of Section 5.2(c)(viii): (A) ”Adjusted PRMA Amount” means the amount that would have been Executive’s PRMA balance as of the last day of the Benefits Period assuming that (i) Executive remained employed as a full-time employee after the Date of Termination through the last day of the Benefits Period, (ii) Executive elected not to have retiree medical premiums deducted from Executive’s PRMA during the Benefits Period, and (iii) Executive’s PRMA was credited with interest at each year end during the Benefits Period at the same rate as for the year end immediately preceding the Date of Termination or the year end immediately preceding the commencement of the Coverage Period in which the Date of Termination occurs, whichever rate is higher; and (B) ”Date of Termination PRMA Amount” means the amount of Executive’s PRMA balance as of the Date of Termination.

For purposes of Section 5.2(c)(viii), all determinations and calculations will be made on the basis of the terms and conditions of the PRMA Plan as in effect immediately prior to the Date of Termination or, if the PRMA Plan has been amended during the Coverage Period in which the Date of Termination occurs so as to adversely affect in any manner the amount of Executive’s PRMA thereunder, as in effect immediately prior to the commencement of the Coverage Period in which the Date of Termination occurs.

(ix) If a PRMA would have been established for Executive under the PRMA Plan had Executive remained employed as a full-time employee after the Date of Termination through the last day of the Benefits Period, or if Executive would have had a PRMA as of the Date of Termination had the PRMA Plan not been terminated or amended during the Coverage Period in which the Date of Termination occurs, then the Company shall pay to Executive a lump sum amount in cash, on an after-tax basis taking into account any deductibility by Executive of premium payments made by Executive, equal to the difference between (1) the Adjusted PRMA Amount and (2) the Date of Termination PRMA Amount. For purposes of Section 5.2(c)(ix): (A) “Adjusted PRMA Amount” means the amount that would have been Executive’s PRMA balance as of the last day of the Benefits Period assuming that (i) Executive remained employed as a full-time employee after the Date of Termination through the last day of the Benefits Period, (ii) Executive elected retiree medical coverage on or prior to the Date of Termination but elected not to have retiree medical premiums deducted from Executive’s PRMA during the Benefits Period, and (iii) Executive’s PRMA was credited with interest at each year end during the Benefits Period at the same rate as for the year end immediately preceding the Date of Termination or the year end immediately preceding the commencement of the Coverage Period in which the Date of Termination occurs, whichever rate is higher; and (B) ”Date of Termination PRMA Amount” means the amount of Executive’s PRMA balance as of the Date of Termination.

For purposes of Section 5.2(c)(ix), all determinations and calculations will be made on the basis of the terms and conditions of the PRMA Plan as in effect immediately prior to the Date of Termination or, if the PRMA Plan is no longer in effect on the Date of Termination or has been amended during the Coverage Period in which the Date of Termination occurs so as to adversely affect in any manner the amount of Executive’s PRMA thereunder, as in effect immediately prior to the commencement of the Coverage Period in which the Date of Termination occurs.

(x) All group health benefits provided to Executive pursuant to Section 5.2(c) shall constitute continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code to the maximum extent permitted thereby.

(d) Other Benefits.

During the Benefits Period, the Company shall continue to pay for and provide Executive with access to personal financial consulting services that are substantially similar to that which the Company provided Executive with during the fiscal year immediately preceding the Termination Year, if any.

(e) Pension Benefits.

(i) Pension Plan Benefits.

(1) The pension benefits accrued by Executive under the Pension Plan and the Excess Plan (the “Company Pension Plans”) shall be paid to Executive in accordance with the terms of such plans.

(2) In the event that any amendments are made to the Company Pension Plans during the Coverage Period that adversely affect in any manner the amount of pension benefits payable to Executive under the Company Pension Plans, then the Company shall also pay to Executive a lump sum amount, in cash, equal to the difference between (A) the amount that would have been payable on a lump sum basis as of the Date of Termination without giving effect to such amendments and (B) the amount actually paid or payable on a lump sum basis as of the Date of Termination.

(ii) Benefits Period and Other Pension Accruals. In addition to amounts payable to Executive pursuant to the Company Pension Plans, the Company shall pay to Executive a lump sum amount, in cash, equal to the discounted present value of the difference between (1) the Adjusted Lump Sum Amount and (2) the Date of Termination Lump Sum Amount. Such discounted present value shall be calculated using an interest rate equal to the Applicable Interest Rate in effect under the Pension Plan as of the Date of Termination. For purposes of Section 5.2(e): “Adjusted Lump Sum Amount” means the total amount that would be distributed to Executive in the form of lump sum payments under the Company Pension Plans assuming that: (A) Executive (I) remained employed (after the Date of Termination) for the Benefits Period, (II) was compensated during the Benefits Period at Executive’s Annual Base Salary and Annual Bonus, (III) received no prior distributions under the Company Pension Plans at the Date of Termination, (IV) was fully vested under the Company Pension Plans, and (V) elected to receive Executive’s accrued benefits under the Company Pension Plans in the form of lump sum distributions payable as of the last day of the Benefits Period; (B) the Applicable Interest Rate for purposes of determining the lump sum amounts to be distributed under the Company Pension Plans as of the last day of the Benefits Period is the Applicable Interest Rate in effect for purposes of the Company Pension Plans as of the Date of Termination; and (C) the Interest Credits in effect for each calendar quarter during the Benefits Period are determined based on the Applicable Interest Rate for purposes of the Company Pension Plans as of the Date of Termination. For purposes of Section 5.2(e), “Date of Termination Lump Sum Amount” means the total amount, not taking into account any amounts that were not vested at the Date of Termination, that would be distributed to Executive in the form of lump sum payments from the Company Pension Plans assuming that Executive elected to receive the distribution of Executive’s accrued benefits under the Company Pension Plans in the form of lump sum distributions payable as of the Date of Termination.

(iii) Increased Pension Benefits. If Executive has attained the age of 50 but has not yet attained the age of 60 on the Date of Termination, all benefits payable to Executive under Section 5.2(e)(i) and Section 5.2(e)(ii) shall be increased by a percentage factor (the “Pension

Increase Factor”) determined by reference to the age Executive will have attained on the last day of the Benefits Period (determined assuming Executive survives to such date) as set forth in Annex A to the Agreement. The Company shall pay such increased benefits in a lump sum, in cash, at the time set forth in Section 5.4.

(iv) No Adverse Effect. The determinations and calculations made pursuant to Sections 5.2(e)(ii) and (iii) shall be made without giving effect to any amendments made to the Company Pension Plans during the Coverage Period that adversely affect in any manner the amount of pension benefits payable to Executive under the Company Pension Plans.

(f) Disability Benefit Offset. If, as of the Date of Termination, Executive is eligible to receive disability benefits under one or more of the Company’s or one of its affiliates’ long-term disability plans that cover Executive (collectively, the “LTD Plan”) because of a determination that Executive is totally or partially disabled, then:

(i) the aggregate lump-sum cash payment to be paid to Executive pursuant to Section 5.2(a) shall be reduced (but not to less than zero) by the product of (x) the gross annualized cash disability benefit that is payable to Executive pursuant to the LTD Plan as of the Date of Termination and (y) the Classification Factor (or, if less, the Retirement Factor);

(ii) notwithstanding Section 5.2(f)(i), if Executive ceases to receive disability benefits under the LTD Plan prior to the expiration of a number of years after the Date of Termination equal to the Classification Factor (or, if less, the Retirement Factor), then the Company shall promptly pay to Executive an additional lump-sum cash payment equal to the difference between (x) the amount by which the aggregate lump-sum cash payment made to Executive pursuant to Section 5.2(a) was reduced by reason of Section 5.2(f)(i) and (y) the total gross amount of the cash disability benefits paid to Executive pursuant to the LTD Plan during the period from the Date of Termination until the date disability benefit payments to Executive pursuant to the LTD Plan ceased; and

(iii) for purposes of Benefits Period pension accruals pursuant to Section 5.2(e)(ii), Executive’s Annual Base Salary and Annual Bonus together shall not be less than the greater of (x) the gross annualized cash disability benefit that is payable to Executive pursuant to the LTD Plan as of the Date of Termination and (y) the amount of compensation taken into account for purposes of Executive’s earnings credits under the relevant Company Pension Plans immediately prior to the Date of Termination annualized.

5.3 Gross-Up Payment; Certain Limitations on Payments and Benefits.

(a) In the event that (i) Executive becomes entitled to the Severance Benefits or any other benefits or payments in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of the Agreement or otherwise (collectively, the “Total Benefits”), and (ii) any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the Gross-Up Payment, shall be equal to the Excise Tax on the Total Benefits. For purposes of determining the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to (i) the Total Benefits, minus (ii) the amount of such Total Benefits that, in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), are not excess parachute payments (within the meaning of Section 280G(b)(1) of the Code).

(b) For purposes of Section 5.3, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Executive). Except as otherwise provided herein, all determinations required to be made under Section 5.3 shall be made by Tax Counsel, which determinations shall be conclusive and binding on Executive and the Company absent manifest error.

(c) In the event that the Excise Tax on the Total Benefits is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in any such taxes and/or a federal, state or local income tax deduction) plus Interest on the amount of such repayment for the period that the applicable portion of the Gross-Up Payment being repaid was held by Executive. In the event that the Excise Tax on the Total Benefits is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment (which shall be calculated by Tax Counsel in the same manner and using the same assumptions as set forth in Sections 5.3(a) and 5.3(b)) to Executive in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess to the Internal Revenue Service or any other federal, state, local or foreign taxing authority) at the time that the amount of such excess is finally determined.

5.4 Timing of Payments. The payments provided for in Sections 5.1 through 5.3 (other than Section 5.1(b), Sections 5.2(c)(i) through (vii), Section 5.2(e)(i)(1), Section 5.2(f)(ii), and the last paragraph of Section 5.2(d) and other than payments (and related gross-up payments) that are deferred in accordance with Section 5.2) shall be made on the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments. The Company shall pay the remainder of such payments (together with Interest from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) business day after written demand by the Company to Executive (together with Interest from the Date of Termination to the repayment of such excess).

5.5 Reimbursement of Legal Costs. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of a bona fide dispute regarding the application of any provision of the Agreement including all such fees and expenses, if any, incurred (i) in disputing any Notice of Termination under Section 6.2, (ii) in seeking to obtain or enforce any right or benefit provided by the Agreement or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any of the Total Benefits. Such payments shall be made within five (5) business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

6. Termination Procedures.

6.1 Notice of Termination. During a Coverage Period or pursuant to Section 7.2 or Section 7.3, any termination of Executive’s employment (other than by reason of death), whether or not Executive’s employment status was classified as active at the time of termination, must be preceded by a written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7.6. For purposes of the Agreement, a “Notice of Termination” shall mean a notice that shall (i) specify Executive’s date of termination (the “Date of Termination”) which shall not be more than sixty (60) days from the date such Notice of Termination is given, (ii) indicate the notifying party’s opinion regarding the specific provisions of the Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated. Termination of Executive’s employment shall occur on the specified Date of Termination even if there is a dispute between the parties pursuant to Section 6.2 relating to the provisions of the Agreement applicable to such termination.

6.2 Dispute Concerning Applicable Termination Provisions. If within thirty (30) days of receiving the Notice of Termination the party receiving such notice notifies the other party that a dispute exists concerning the provisions of the Agreement that apply to such termination, the dispute shall be resolved either (i) by mutual written agreement of the parties or (ii) by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) business days of such a resolution, any party owing any payments pursuant to the provisions of the Agreement shall make all such payments together with Interest accrued thereon.

7. Miscellaneous.

7.1 No Mitigation. Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to the Agreement. The amount of any payment or benefit provided for under the Agreement (other than to the extent provided in Section 5.2(c), Section 5.2(f) and Section 7.16) shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

7.2 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect and whether by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business, property and/or assets of the Company to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; in the event of such a succession, references to the “Company” herein shall thereafter be deemed to include such successor. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement. Such breach shall entitle Executive to terminate Executive’s employment at any time within six (6) months of such succession and thereafter to receive compensation and benefits from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to terminate Executive’s employment for Good Reason during a Coverage Period. Failure of Executive to exercise any right to terminate Executive’s employment pursuant to Section 7.2 shall not affect any other right of Executive under the Agreement.

7.3 Terminations in Anticipation of Change in Control. Executive’s employment shall be deemed to have been terminated by the Company without Cause during a Coverage Period if Executive’s employment is terminated by the Company without Cause not during a Coverage Period and such termination of employment (a) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in anticipation of a Change in Control.

Executive’s employment shall be deemed to have been terminated by Executive for Good Reason during a Coverage Period if Executive terminates Executive’s employment with Good Reason not during a Coverage Period and the circumstance or event that constitutes Good Reason (a) occurs at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in anticipation of a Change in Control.

In the event of a termination of employment described in Section 7.3, Executive shall be entitled to all payments and other benefits to which Executive would have been entitled had such termination occurred during a Coverage Period, provided that Executive shall only be entitled to salary and other compensation and benefits pursuant to Section 5.1(a) until Executive’s actual date of termination.

Notwithstanding the preceding paragraphs of Section 7.3 or any other provision of the Agreement, Executive shall not be entitled to receive, and the Company shall have no obligation to pay or provide to Executive, any Severance Benefits as a result of a termination of Executive’s employment described in Section 7.3, unless and until a Coverage Period commences within three (3) months of such termination.

Notwithstanding the provisions of Section 7.15, for purposes of Section 7.3 only, the burden of proving that the requirements of clauses (a) and (b) of the first and second paragraphs of Section 7.3 have been met shall be on Executive and the standard of proof to be met by Executive shall be clear and convincing evidence.

For purposes of Section 7.3 only, the definition of Change in Control shall exclude the proviso in Section 8.7(a).

7.4 Incompetency. Any benefit payable to or for the benefit of Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to Executive’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.

7.5 Death. The Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder if Executive had continued to live (other than amounts which, by their terms, terminate upon the death of Executive), such amount, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the executors, personal representatives or administrators of Executive’s estate.

7.6 Notices. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and shall be deemed to have been duly given and delivered (a) if delivered in person, on the date of such delivery or (b) if sent by a recognized overnight courier service or registered U.S. mail (with postage prepaid and return receipt requested), on the date of receipt of such mail, and shall be sent or delivered to the following address (or such other address as a party may designate from time to time in a written notice to the other party hereto):

To the Company:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222

To the attention of the chief human resources executive of the Company

With a copy (which shall not be deemed notice) to:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222

To the attention of the general counsel of the Company

To Executive:

___________________

___________________

___________________

7.7 Modification; Waiver. No provision of the Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be authorized by the Board or the Committee. No waiver by either party hereto at any time of any breach of, or failure to comply with, any condition or provision of the Agreement that is to be satisfied or performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.8 Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Agreement.

7.9 Governing Law and Venue. The validity, interpretation, construction and performance of the Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction. The party bringing any action under the Agreement shall only be entitled to choose the federal or state courts in the Commonwealth of Pennsylvania as the venue for such action, and each party consents to the jurisdiction of the court chosen in such manner for such action.

7.10 Changes to Statutes, Employee Benefit Plans or Programs and Employee Classification Systems. All references to sections of, or regulations promulgated under, the Exchange Act, the Code or other statutes shall be deemed also to refer to such sections or regulations as amended from time to time and to any successor provisions to such sections or regulations. All references to employee benefit plans or programs and employee classification systems of the Company shall be deemed also to refer to such plans, programs and classification systems as amended from time to time and to any successor plans, programs or classification systems thereto.

7.11 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

7.12 Validity. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

7.13 No Right to Continued Employment. Nothing in the Agreement shall be deemed to give Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge Executive at any time, subject in all cases to the terms of the Agreement.

7.14 No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective.

7.15 Burden and Standard of Proof. Except as otherwise expressly provided in Section 7.3, in any proceeding (regardless of who initiates such proceeding) in which the payment of Severance Benefits or other benefits under the Agreement is at issue, the burden of proof as to whether any termination of Executive’s employment has been for Cause or without Good Reason for purposes of the Agreement shall be upon the Company or its successor, and the standard of proof to be met with respect thereto shall be clear and convincing evidence.

7.16 Reduction of Agreement Benefits by Other Required Benefits. Notwithstanding any other provision of the Agreement to the contrary, if in connection with the termination of Executive’s employment for any reason the Company is obligated by law or by contract (including any employment or severance agreement other than the Agreement) or by Company plan or policy to (i) pay Executive with respect to any notice period prior to termination, (ii) pay Executive severance pay (including any payments based upon unpaid or contingent awards pursuant to any incentive compensation plan or based upon added years of service credit or any other credit or addition under any pension or savings plan), a termination indemnity, notice pay, or the like, or (iii) provide Executive with life, disability, accident or health insurance or other welfare benefits after Executive’s termination (or a cash payment in lieu thereof), then, to the extent required to avoid duplication of the same or similar benefits, any Severance Benefits hereunder shall be reduced by the amount of any payments and similar benefits described in clauses (i), (ii) and (iii), as applicable. Nothing in Section 7.16 shall be construed so as to reduce any Severance Benefits hereunder by the amount or value of any payments or benefits provided to Executive with respect to any awards under the Company’s 1997 Long-Term Incentive Award Plan, as amended from time to time, or any successor plan or plans.

7.17 Headings. The headings herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.

8. Definitions.

8.1 “Annual Base Salary” means the greater of (a) Executive’s highest annual base salary in effect during the one (1) year period preceding the commencement of the applicable Coverage Period and (b) Executive’s highest annual base salary in effect during the one (1) year period preceding Executive’s Date of Termination.

For purposes of this definition, at any time when Executive is receiving disability benefits under the LTD Plan (as defined in Section 5.2(f)), Executive’s annual base salary will be deemed to be the same as Executive’s annual base salary immediately prior to the time such disability benefits commenced.

8.2 “Annual Bonus” means the product of (a) the greater of (i) Executive’s average Bonus Percent for the three fiscal years (or such shorter period during which Executive has been employed by the Company) immediately preceding the fiscal year during which the applicable Coverage Period commences and (ii) Executive’s average Bonus Percent for the three fiscal years (or such shorter period during which Executive has been employed by the Company) immediately preceding the Termination Year, and (b) the Annual Base Salary; provided, however, that in no event will the Annual Bonus exceed $250,000.

8.3 “Benefits Period” has the meaning assigned to such term in Section 5.2(c).

8.4 “Board” means the Board of Directors of the Company.

8.5 “Bonus Percent” means (a) the cash value of the amount of Variable Compensation paid or payable to Executive with respect to a particular fiscal year, up to a maximum of $250,000 of Variable Compensation, divided by (b) the aggregate base salary paid or payable to Executive for such fiscal year.

For purposes of this definition, Variable Compensation will have the same meaning as variable pay under the provisions of the Pension Plan except that: (1) Variable Compensation will include 100% of variable pay; and (2) wherever variable pay includes the cash value of any portion of a bonus amount paid in stock, Variable Compensation will also include the cash value of any additional stock or restricted stock awarded to Executive with respect to such portion of a base bonus amount paid in stock.

For purposes of this definition, shares of stock or restricted stock will be valued without regard to any vesting, transfer or other restrictions applicable to such stock and will be deemed to have a per share cash value equal to the closing price of the stock, as of the date the shares were awarded, on the principal stock exchange on which the stock is traded.

Also, for purposes of this definition, if Executive is receiving disability benefits under the LTD Plan (as defined in Section 5.2(f)), base salary paid or payable to Executive during the period in which Executive is receiving such disability benefits will be deemed to be the amount Executive would have received if Executive had been receiving base salary during such period at the same annual base salary rate that was in effect immediately prior to the time such disability benefits commenced.

8.6 “Cause” means:

(a) the willful and continued failure of Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not substantially performed Executive’s duties; or

(b) the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of the preceding clauses (a) and (b), no act or failure to act, on the part of Executive, shall be considered willful unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon the instructions or prior approval of the Board, the Chief Executive Officer of the Company or Executive’s superior or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in clause (a) or (b) above and specifying the particulars thereof in detail. Such resolution shall be adopted only after reasonable notice of such Board meeting is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board.

8.7 A “Change in Control” means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

(a) any Person, excluding employee benefit plans of the Company and its Subsidiaries, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities;

provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power shall not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets;

(d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a Subsidiary or division of the Company shall not by itself constitute a Change in Control.

8.8 “CIC Failure” means the following:

(a) with respect to a CIC Triggering Event described in Section 8.9(a), the Company’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

(b) with respect to a CIC Triggering Event described in Section 8.9(b), the proxy contest fails to replace or remove a majority of the members of the Board.

8.9 “CIC Triggering Event” means the occurrence of either of the following:

(a) the Board or the Company’s shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in Section 8.7; or

(b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

8.10 “Classification Factor” means two (2).

8.11 “Code” means the Internal Revenue Code of 1986, as amended, including any regulations promulgated thereunder.

8.12 “Committee” means the Personnel and Compensation Committee of the Board.

8.13 “Company” means The PNC Financial Services Group, Inc., a Pennsylvania corporation. References herein to employment with the Company shall include employment with a Subsidiary. In addition, if Executive becomes employed by a Subsidiary, references to payments, benefits, privileges or other rights provided or to be provided by the Company shall be deemed to include such payments, benefits, privileges or other rights provided or to be provided by such Subsidiary.

8.14 “Coverage Period” means a period commencing on the earlier to occur of (i) the date of a CIC Triggering Event and (ii) the date of a Change in Control, and ending on the date that is the Classification Factor years after the date of the Change in Control; provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event, such Coverage Period shall terminate upon the earlier to occur of (x) the date of a CIC Failure and (y) the date that is the Classification Factor years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, the Agreement shall continue in effect and another Coverage Period shall commence upon the earlier to occur of clauses (i) and (ii) in the preceding sentence.

8.15 “Date of Termination” has the meaning assigned to such term in Section 6.1.

8.16 “Deferred Compensation Plan” means The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan; provided, however, that no amendment or termination of the Plan, during a Coverage Period or after the Date of Termination, that adversely affects the administration or payment of Executive’s benefits shall be given effect for purposes of the Agreement without the written consent of Executive.

8.17 “Excess Plan” means The PNC Financial Services Group, Inc. ERISA Excess Pension Plan.

8.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended, including any regulations promulgated thereunder.

8.19 “Excise Tax” means any excise tax imposed under Section 4999 of the Code.

8.20 “Good Reason” means:

(a) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to either the CIC Triggering Event or the Change in Control, or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by Executive;

(b) a reduction by the Company in Executive’s annual base salary as in effect on the date hereof, as the same may be increased from time to time;

(c) the Company’s requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive’s office or location immediately prior to either the CIC Triggering Event or the Change in Control;

(d) the failure by the Company (i) to continue in effect any bonus, stock option, or other cash or equity-based incentive plan or program in which Executive participates immediately prior to either the CIC Triggering Event or the Change in Control that is material to Executive’s total compensation, unless a substantially equivalent arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or (ii) to continue Executive’s participation in such plan or program (or in such substitute or alternative plan or program) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, as existed immediately prior to the CIC Triggering Event or the Change in Control; or

(e) the failure by the Company to continue to provide Executive with benefits substantially similar to those received by Executive under any of the Company’s pension (including, but not limited to, tax-qualified plans), life insurance, health, accident, disability or other welfare plans or programs in which Executive was participating, at costs substantially similar to those paid by Executive, immediately prior to the CIC Triggering Event or the Change in Control.

8.21 “Interest” means interest at the Federal short-term rate, the Federal mid-term rate, or the Federal long-term, as applicable, compounded semiannually, under Section 1274(b)(2)(B) of the Code based on the period over which interest is being accrued.

8.22 “Matching Amount” means the maximum amount that Executive would have been eligible to have credited to Executive’s plan accounts under The PNC Financial Services Group, Inc. Incentive Savings Plan and the Supplemental Savings Plan (or similar plan or plans sponsored by a Subsidiary, if applicable to Executive) (the plans applicable to Executive being hereafter referred to as the “Savings Plans”) by Executive’s employer as a matching contribution or credit assuming: (a) Executive had remained an employee of the Company after the Date of Termination for a number of years after the Date of Termination equal to the Classification Factor (or, if less, the Retirement Factor); (b) Executive received (i) a base salary and annual bonus equal to the Annual Base Salary and Annual Bonus with respect to, and paid in, each year during such period (or, if the Retirement Factor is applicable and includes a fraction, a base salary and annual bonus equal to the Annual Base Salary and Annual Bonus for any full year during such period and a base salary and annual bonus equal to such fraction times the Annual Base Salary and Annual Bonus during the fraction of a year in such period) plus (ii) a bonus with respect to the Termination Year equal to the amount payable to Executive pursuant to Section 5.2(b)(i), paid in the year after the Termination Year, and a bonus with respect to the fiscal year preceding the Termination Year equal to the amount, if any, payable to Executive pursuant to Section 5.2(b)(ii), paid in the Termination Year; (c) Executive had elected to participate in the Savings Plans and to defer the maximum percentage of such base salary and/or bonuses under the Savings Plans; (d) Executive’s employer had made the maximum matching contribution or credit with respect to such amounts under the Savings Plans; and (e) all such matching contributions or credits were fully vested.

In calculating the Matching Amount, all determinations and calculations will be made on the basis of the terms and conditions of the Savings Plans as in effect immediately prior to the Date of Termination or, if it would result in a larger Matching Amount, as in effect immediately prior to the commencement of the Coverage Period in which the Date of Termination occurs.

Notwithstanding the foregoing, unless, immediately prior to the Date of Termination, Executive was eligible to participate in and receive employer matching contributions or credits under the Savings Plans, or would have been so eligible had the Savings Plans remained as in effect immediately prior to the commencement of the Coverage Period in which the Date of Termination occurs, the Matching Amount will be deemed to be zero.

8.23 “Notice of Termination” has the meaning assigned to such term in Section 6.1.

8.24 “Pension Plan” means The PNC Financial Services Group, Inc. Pension Plan.

8.25 “Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

8.26 “Retirement Factor” means the number of years, including fractions, from the Date of Termination until Executive will reach age sixty-five (65).

8.27 “SERP” means The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan.

8.28 “Severance Benefits” has the meaning assigned to such term in Section 5.2.

8.29 “Subsidiary” means any corporation, limited liability company, or other entity controlled by the Company, directly or indirectly.

8.30 “Supplemental Savings Plan” means The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan; provided, however, that no amendment or termination of such plan, during a Coverage Period or after the Date of Termination, that adversely affects the administration or payment of Executive’s benefits thereunder shall be given effect for purposes of the Agreement without the written consent of Executive.

8.31 “Termination Year” means the Company’s fiscal year during which Executive’s Date of Termination occurs.

8.32 “Total Benefits” has the meaning assigned to such term in Section 5.3(a)(i).

IN WITNESS WHEREOF, the Company has caused the Agreement to be executed by its officer, thereunto duly authorized, and Executive has executed the Agreement, all as of                     , 200  .

THE PNC FINANCIAL SERVICES GROUP, INC.

By:
William E. Rosner
Chief Human Resources Officer

EXECUTIVE

[Name]

Annex A

The following table sets forth the Pension Increase Factors referred to in Section 5.2(e)(iii) for increasing certain pension benefits when Executive’s attained age at the end of the Benefits Period falls between 52 and 62. For purposes of this Annex A and Section 5.2(e)(iii), the Pension Increase Factor is interpolated to reflect Executive’s age on the last day of the Benefits Period rounded to the nearest month.

Age at end of Benefits Period	Pension Increase Factor
62	0%
61	5%
60	10%
59	15%
58	20%
57	25%
56	20%
55	15%
54	10%
53	5%
52	0%